Vymedic

Our patented, scientifically proven antiviral works immediately in suppressing symptoms of the flu and other viruses by activating your immune system against the virus. It is safe for everyone, including the elderly, children, pregnant women, and immuno-suppressed individuals.



Invest

$100.00 minimum investment

Deadline November 24, 2020
in a month

Share Price
$5.00

Total Raised
$117,695

Valuation
$20,000,000

PROBLEM

Every year, flu and cold season inflicts serious physical and economic damage. During the last flu season, for example, there were 36 million infections, resulting in almost 500,000 hospitalizations and 34,000 deaths, according to the CDC. And the cost to our economy was devastating, with $17 billion lost in productivity (*Challenger, Gray, and Christmas, Inc*).

For anyone trying to stay healthy during flu and cold season, there has been no real solution. Over-the-counter remedies are often nothing more than expensive vitamin boosts. Meanwhile, the flu shot is only partially effective, and flu drugs like Tamiflu only reduce a 7 day flu episode by less than 7 hours. These drugs can also be dangerous for individuals with compromised immune systems, children, the elderly, and those who are frail or pregnant.

Problem



“Anyone can get flu (even healthy people), and serious problems related to flu can happen at any age...”

- Centers for Disease Control and Prevention

SOLUTION

Enter Vymune. Vymune is a clinically proven broad-spectrum antiviral that’s been shown to beat industry-leading treatments in the suppression of influenza. Vymune is also non-strain specific — meaning that regardless of whether you’ve caught the flu, a cold, or any other common virus, Vymune will quickly activate your immune system against the illness. Other than regulating several viruses, Vymune also provides extraordinary immune support for anyone seeking to defend their health. This sets Vymune apart from single-spectrum antiviral drugs which can cause immune deterioration when used.

Formulated with all-natural amino-acids, Vymune begins working immediately to support vigorous respiratory and immune health.



“I’m an assisted living nurse. In March, we had 5 COVID-19 patients. The center instituted temperature checks for employees. On March 19th my temperature was 100.6. I was sent to the ER for a swab and told to isolate. That night my temperature was 102. I was worried. I took Vymune. By morning I was better. After a second dose I was well. Then my test results showed Influenza B. Vymune stopped the virus.”

Julie Bauer, RN
Marietta, Ohio

Vymune is a patented, natural broad-spectrum antiviral composed of amino acids, bioflavonoids, and co-factors. Our supplement will be sold as convenient, non-prescription berry-flavored melt-away tablets, and is safe for all consumers, including the elderly, children, pregnant women, and immunosuppressed individuals. Vymune starts working immediately and is taken at the first sign of symptoms and used until symptoms stop.


Clinically Studied with 24 Patents
Quickly Activates the Immune System*
Vymune®
Supports Vigorous Respiratory
and Immune Health*
Clinical Results Show Vymune Supports:
• Immune Readiness and Host Immune Response
• Broad Immune Enhancing Activities
48 Berry Flavored Meltaway Tablets
IMMUNE SUPORT SUPPLEMENT
*These statements have not been evaluated by the Food and Drug Administration.
This product is not intended to diagnose, treat, cure, or prevent any disease.

Vymune label

To prove Vymune's safety and efficacy, Vymedic has conducted numerous laboratory tests and two clinical studies, partnering with national, university, and government laboratories over the past ten years. Vymune has been shown to be capable of stopping 24-hour bugs, colds, and the flu. Our antiviral has also been proven to beat an industry-leading drug in the suppression of influenza.

Results


SCIENTIFICALLY PROVEN RESULTS
Vymune ensures quick resolution of viral illnesses.
FLU
COMMON COLD
HERPES
NON-POLIO ENTEROVIRUSES
HOURS
168
156
144
132
120
108
96
84
72
60
48
24
12
0
154
Tamiflu
24
48
38
12
Vymune



"Vymune is a lifesaver. Last winter I traveled to CA to set my beehives in the orchards. A day after I arrived I had a scratchy throat and felt achy and tired. I took my Vymune and felt like a new man the next day. I was able to finish my work and avoid down time when I couldn't afford it."

Duncan Norheim
Walla Walla, WA

MARKET

The over-the-counter cough & cold medicine industry is expected to generate $10.5 billion in revenues in 2020, per IBIS*World* research. Demand has never been higher for immune support and is expected to grow as consumers seek ways to mitigate viral ailments, including the flu.

In 2018, three competing brands (Airborne, Emergen-C, and Tamiflu) sold $1.25B in the wellness space (Statista). Since none are non-strain specific and two are known to be immune suppressants, it is expected that Vymune will cause market disruption with its entry into the retail space as an over the counter broad- spectrum antiviral supplement.

Market opportunity


MARKET OPPORTUNITY
In 2018, our top three competitors generated $1.25 B in sales. (Statista)
$159.8 Million
$132.3 Million
$956 Million
Airborne
Immune Support Supplement
Emergen-C
Tamiflu
oseltamivir phosphate
Prescription for flu



"I travel extensively and always seem to end up with various symptoms after flying. My neighbor introduced me to Vymune two years ago and since I have been using it, I have been illness free. The immune boosting benefits are amazing, and though I was skeptical at first, my wife and I both now use Vymune to keep ourselves healthy. This product works!"

Michael and Kathleen Roberts
Parker, CO

BUSINESS MODEL

We plan to capitalize on Vymune's ability to quickly activate the immune system safely and effectively by initially targeting consumers through Amazon.com before moving to national brick and mortar retailers, first in the United States and then expanding to Canada.

Vymune is a high-margin product, with a unit cost of $6 and a planned selling price of $20 per unit, with the ability to further reduce costs as we scale.

We will also specifically target the following customers, who may benefit from a safe, effective, immune supplement:

- Parents
- Child caregivers
- Expectant mothers
- Individuals with weakened immune systems
- Elderly individuals
- Business travelers
- Health care workers
- Workers who are exposed to the public on a frequent basis
- Educators and students



"I'm a truck driver and I can't afford to get sick while on the road. I have taken Vymune several times over the last few years during flu season. When I feel the first signs of getting sick I take the full dose of Vymune. The symptoms never progress and after a day or two I'm back to 100%."

Logan Norheim
Douglas, WY

COMPETITIVE LANDSCAPE

As a broad-spectrum antiviral immune supplement, Vymune is a unique product with several competitive advantages over existing competitors, including:

- Clinically proven superior immune support
- Proven safer and more effective than competing antiviral drugs or supplements
- Stops viruses instead of just treating the symptoms
- Non-strain specific
- Favorably reviewed by CDC
- Inexpensive to produce
- Easy to use rapid melt-away tablet
- Does not require a shot, hospital, or doctor visit

Competitive landscape

COMPETITIVE LANDSCAPE

Vymune is the only brand in the wellness space capable of stopping multiple viruses, while data shows that the top two competing products are actually immune suppressants.*

	Vymune	Airborne	Emergen-C	Tamiflu
Stops Multiple Viruses	✓			
Non-Strain Specific	✓			
Clinically Proven	✓			✓
Patented	✓			✓
Favorably Reviewed by CDC	✓			✓
Immunosuppressant		✓	✓	

*see patent US5626883 Paul



"I was blessed with a sample of Vymune in January. I used Vymune and am desperate for more. I know it's not in stores yet but I need more. It was effective for me and my husband with "flu" symptoms. As an RN, I am hoping to get more Vymune soon. Can you tell me how to get more?"

Jennifer Tafoya, RN
Denver, CO

SUCCESS TO DATE

- Successfully tested Vymune against pandemic viruses, such as H1N1, H3N2, and HSV-1
- Proven to be a safe and effective broad-spectrum antiviral in a gold-standard, randomized, double-blind, placebo-controlled human clinical trial
- Granted 24 patents

Our story


OUR STORY
How it all started....
My sister fell ill from an autoimmune disorder that was destroying her organs.
There is no cure. She was given organ transplant drugs to suppress her immune system and stop the attacks.
Without an immune system a cold could kill her because there were no antivirals to cure colds, flu or other common viruses...so as a Marketing and Product Development Executive, I set out to find one....
Cynthia Winning, Vymedic CEO



"My wife and I had planned a vacation to Mexico. Two days before the trip I fell extremely ill with a flu-like illness. I took Vymune at 8:00am and felt quite an improvement before the second dose. By that evening I was feeling 85% better and by the following morning I was well. We had a great vacation."

Dr. Steve Troeger, DC
Theodosia, Missouri

GO TO MARKET STRATEGY

We are collaborating with Ogilvy, an award-winning global marketing agency, to develop a six month custom product rollout for Vymune that includes:

- Working with Ogilvy experts to design Vymune packaging
- Honing in on Vymune's messaging and visual identity
- Creating a comprehensive media strategy
- Building and launching Amazon and direct-to-consumer channels
- Generating creative content for both direct-to-consumer and Amazon ads

Known for brand strategy, customer engagement, and ecommerce expertise, Ogilvy's other clients include many high-profile consumer brands, including Dove, SC Johnson, IBM, Nestlé and Taskrabbit.



"Our son is a pro race car driver. His race schedule takes us around the world. Before we had Vymune we would often get severe illnesses while travelling. Since using Vymune the past two years we've not had any illnesses. Vymune gives us confidence not to worry about getting sick during our travels."

Russ, Jamie, and Race Dykstra
Littleton, Colorado

TEAM

Vymedic's leadership team is comprised of accomplished veterans with experience in launching both products and startups. We also have a well-rounded scientific and medical team with researchers and scientists from leading institutions.



Cynthia Winning

Founder and CEO

Ms. Winning has a 30-year career as a corporate product development and marketing executive. Prior to launching Vymedic, Ms. Winning was the Group Vice President of Marketing and Programming for Jones Intercable, where she implemented the marketing design and launch of the first broadband commercial product. Previously, Ms. Winning served as the Founder and President of PRS, Inc., a start-up sports marketing company, where she created, developed, produced, and launched a profitable new TV sports series. In addition, she served as the Vice President/Director of Marketing for Citicorp Retail Services, a new corporate start up where she created innovative, credit products and global production initiatives.



Steve Lehman

Executive Chairman

Steve Lehman is the Executive Chairman and a Board Member of Vymedic, Inc.. Mr. Lehman has an extensive financial and business background. Steve has been CEO of both Nasdaq and NYSE Companies. Mr. Lehman is a successful entrepreneur and investor, and was a first round investor in Mark Cuban's broadcast.com. Mr. Lehman was an Advisory Board member of DocuSign, and is a current Board Member of Global Mentor Networks, founded by Keith Krach, Under Secretary of the US Dept. of State, for Economic Growth.



Lee Peterson

Chief Financial Officer

Lee M. Peterson, CPA is in private practice and has worked in public accounting since 1993. He provides income tax, accounting and financial consulting services to individuals, businesses and non-profits as well as outsourced CFO services. Prior to venturing on his own, he was a tax manager for a top multi-national CPA firm. Mr. Peterson holds a Bachelor of Science degree in Economics from California State Polytechnic University.



David Bartlett
Chief Legal Officer

David E. Bartlett, Attorney-at-Law, is currently in private practice representing enterprises at the start-up, development and growth stages as outside general counsel, and on special projects, including strategic alliances, corporate and securities, mergers and acquisitions, commercial, technology, licensing and intellectual property transactions. Mr. Bartlett has co-founded several high-tech companies, and was previously a partner at Cooley Godward LLP, a Silicon Valley-based law firm. Mr. Bartlett has also authored books and articles, and is an elected member of the American Law Institute.

Scientific and Medical Team

- **Dr. Myron Levin, MD**
  Professor - Infectious Diseases
  University of Colorado School of Medicine
  MD, Harvard Medical School

- **Gregg Solar, Ph.D.**
  Virology
  University of Colorado
  Rhodes Scholar, Oxford University

- **Heather Kroona, Ph.D.**
  Medicinal Chemistry
  University of Minnesota
  Post-Doctoral - University of Michigan

- **Kenneth Phillips, DO**
  Board Certified Emergency Medicine
  OSU Medical School

- **Layne Los, Ph.D.**
  Pharmacology and Toxicology
  University of Sciences, Philadelphia
  Cornell University

- **Cheryl Hite, MS**
  Immunology
  University of Colorado

USE OF PROCEEDS

If the offering's maximum Reg CF allocation of $1,070,000 is raised:

Use	Value	% of Proceeds
Hiring	$119,595	11.2%
Manufacturing	$300,951	28.1%
Marketing	$597,024	55.8%
Intermediary fees	$52,430	4.9%

If the offering's maximum amount of $3,000,000 across Reg. CF and Reg. D is raised:

Use	Value	% of Proceeds
Hiring	$335,000	11.2%
Manufacturing	$843,000	28.1%
Marketing	$1,675,000	55.8%
Intermediary fees	$147,000	4.9%

TERMS

This is a side-by-side offering of Common Stock, under registration exemptions 4(a)(6) and 506(c), in Vymedic Inc.. Up to $1,070,000.00 may be raised under the 4(a)(6) exemption. Netcapital will determine which exemption applies to your investment and notify you before you complete your investment.

The amount raised under the two exemptions must total at least $10,000 by November 24, 2020 at 11:59am ET. If the total doesn't reach its *target*, then your money will be refunded. Vymedic may issue additional securities to raise up to $3,000,000, the offering's *maximum*.

$117,695 raised!

$10,000 minimum

If the side-by-side offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

4,600,000 shares
× $5.00 per share

$23,000,000 implied valuation

PITCH DECK


Vymedic
Clinically Proven
Broad-Spectrum Antiviral
Open
Download

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemptions 4(a)(6) and 506(c) of the Securities Act of 1933. Similar information is sometimes offered in a Private Placement Memorandum for 506(c) offerings.

Latest offering statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

UPDATES

Sep 24, 2020 • Primary offering of 600,000 shares at $5.00

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